FEE TABLES FOR

FORMS SC 13E3, SC TO-I, SC TO-T PREM14A,

PREM14C, PRER14A and PRER14C Table 1 to

Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$43,219,690	N/A	N/A
Fees Previously Paid	N/A		N/A
Total Transaction Valuation	$43,219,690
Total Fees Due for Filing			$0
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$0

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		X	X	X		X
Fee Offset Sources	X	X	X		X		X

The “X” designation indicates the information required to be disclosed, as applicable,

in tabular format. Add as many rows of each table as necessary